Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS, AND AUTHORIZATION OF STOCK REPURCHASE PROGRAM

CHATTANOOGA, TENNESSEE – July 22, 2015 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the second quarter ended June 30, 2015.

Highlights for the quarter included the following:

•	Total revenue of $175.5 million, an increase of 1.0% compared with the second quarter of 2014.
•	Freight revenue of $152.1 million (excludes revenue from fuel surcharges), an increase of 10.6% compared with the second quarter of 2014.
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Operating income of $18.8 million and an operating ratio of 87.7%, compared with operating income of $9.1 million and an operating ratio of 93.4% in the second quarter of 2014. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

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Net income of $11.0 million, or $0.60 per diluted share, compared with net income of $3.8 million, or $0.25 per diluted share in the second quarter of 2014, on a 21.3% increase in weighted average diluted shares resulting primarily from the Company’s public offering of 3,036,000 common shares completed in November 2014.

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Insurance and claims expense for the second quarter of 2015 includes the favorable impact totaling approximately $3.5 million pretax (or $0.12 per diluted share) of previously expensed casualty insurance premium from our commutation of the April 1, 2013 through September 30, 2014 policy period of our primary auto liability insurance policy.

Management Discussion—Asset-Based Truckload Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “The financial results of the second quarter of 2015 marked the best second quarter in our history. While the pace of domestic economic growth remains uncertain, we believe the trucking economy’s freight demand and capacity remain closely in balance as the driver market remains tight. Overall, our asset-based operating ratio improved approximately 620 basis points from the year ago quarter to 87.0%.  Excluding the approximately $3.5 million net favorable impact from our policy release on insurance and claims expense, our asset-based operating ratio improved approximately 370 basis points. For the quarter, total revenue in our asset-based operations increased to $162.8 million, an increase of $2.5 million compared with the second quarter of 2014.  This increase consisted of higher freight revenue of $15.2 million, partially offset by lower fuel surcharge revenue of $12.8 million. The $15.2 million increase in freight revenue related to a 6.1% increase in average freight revenue per tractor per week, a 129 truck (or 5.0%) increase in our average tractor fleet, and a $1.2 million increase of freight revenue contributed from our refrigerated intermodal service offering. Team-driven trucks increased to an average of 951 teams in the second quarter of 2015, an increase of approximately 18.9% over the average of 800 teams in the second quarter of 2014, as well as a 2.5% sequential increase over the average of 928 teams in the first quarter of 2015.

“Average freight revenue per tractor per week increased to $3,886 during the 2015 quarter from $3,664 during the 2014 quarter.  Average freight revenue per loaded mile increased by 8.6 cents per mile (or 5.0%) compared to the 2014 quarter on an approximately 6.5% increase in average length of haul. Average miles per unit increased by 1.2%. The main factors impacting the improved utilization were a 410 basis point increase in the percentage of our fleet comprised of team-driven trucks and a higher seated truck percentage, partially offset by a more balanced overall freight network as compared to the tightness of the prior year quarter. On average, approximately 4.0% of our fleet lacked drivers during the 2015 quarter compared with approximately 4.7% during the 2014 quarter.

“Net fuel expense became worse by approximately 3.6 cents per total mile to 10.9 cents per mile in the 2015 quarter. The 2014 quarter included a $0.9 million (or approximately 1.2 cent per total mile) fuel tax credit related to amended fuel tax returns for the fiscal years of 2010 through 2013. In addition, losses from fuel hedging transactions were $2.5 million in the 2015 quarter compared with gains of $0.3 million in the 2014 quarter. These two headwind items were partially offset by improved fuel pricing and improved fuel economy of our tractors. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $1.09/gallon lower in the second quarter of 2015 compared with the 2014 quarter.  We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Capital costs, (consisting of depreciation and amortization (which includes gain or loss on disposition of assets), revenue equipment rentals and interest expense) decreased by approximately $0.7 million. Combined revenue equipment rentals and interest expense decreased $3.7 million primarily resulting from repayments of debt and leases from the approximately $63.0 million proceeds from our late November 2014 public offering. These cost improvements were partially offset by higher depreciation expense of $2.1 million for more expensive tractors and an updated trailer fleet, and an approximately $0.9 million decrease in gain on sale of assets. We continue to invest in new, more fuel-efficient equipment that offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction.

“Other than the changes discussed above relating to the insurance policy release (4.1 cents per mile benefit), net fuel expense (3.6 cent per mile headwind), and capital costs excluding interest expense (0.1 cents per mile headwind), all other operating costs combined increased by 0.4 cents per mile compared with the 2014 quarter.  No single line item changed materially on a cents per mile basis. ”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue decreased 5.0%, to $12.7 million from $13.3 million in the same quarter of 2014. Operating income was approximately $581,000 for an operating ratio of 95.4%, compared with operating income of approximately $565,000 and an operating ratio of 95.8% in the second quarter of 2014. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.3 million of pre-tax income in the quarter compared with $0.9 million in the second quarter of 2014.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At June 30, 2015, our total balance sheet debt and capital lease obligations, net of cash, were $139.9 million, and our stockholders’ equity was $196.0 million.  At June 30, 2015, our ratio of net debt to total balance sheet capitalization was 41.6%.  At June 30, 2015, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $41.1 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2014, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $41.1 million, while the present value of financing provided by operating leases decreased by approximately $4.6 million. At June 30, 2015, we had approximately $50.0 million of borrowing availability under our revolving line of credit.

 “In the first half of 2015, we took delivery of approximately 332 new company tractors and disposed of approximately 282 used tractors. Our current tractor fleet plan for full-year 2015 includes the delivery of approximately 735 new company tractors, and the disposal of approximately 780 used tractors as we reduce the number of out-of-service tractors from our fleet from the beginning of the year that were recorded as “Assets held for sale” on our consolidated balance sheet.  With a relatively young average company tractor fleet age of 1.8 years at June 30, 2015, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2015.”

Outlook
“We expect our average fleet size for fiscal 2015 to be approximately 3%-5% above that of fiscal 2014. Second half performance will depend to a significant extent on the level of involvement of our asset-based and Solutions subsidiaries in the supply chains of our LTL, parcel, and omni-channel shipping customers during the 2015 peak freight season and the associated pricing for our services. Discussions thus far with major peak season shippers make us optimistic regarding the demand for our service offerings for the remainder of this fiscal year, although pricing and volume negotiations for peak shipments are not yet complete.”

Stock Repurchase Program
“The Company also announced today that its Board of Directors has approved a stock repurchase program authorizing the purchase of up to $5 million of the Company's Class A common stock from time-to-time based upon market conditions and other factors. Such repurchases may commence as early as the third trading day following release of second quarter 2015 earnings. The stock may be repurchased on the open market or in privately negotiated transactions. The repurchased shares will be held as treasury stock and may be used for general corporate purposes as the Board may determine. The Company did not place a limit on the duration of the repurchase program. The repurchases are currently permitted under the Company's primary credit facility and other contractual arrangements. The stock repurchase program does not obligate the Company to repurchase any specific number of shares and the Company may suspend or terminate the program at any time without prior notice.”

Conference Call Information
The Company will host a live conference call tomorrow, July 23, 2015, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 39152587. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to fuel hedges, equipment purchases and disposals, sources of funding for such purchases, the value of leased equipment, the stock repurchase program, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2015	2014	% Change	2015	2014	% Change
Freight revenue	$152,146	$137,588	10.6%	$295,480	$263,833	12.0%
Fuel surcharge revenue	23,305	36,066		47,186	70,778
Total revenue	$175,451	$173,654	1.0%	$342,666	$334,611	2.4%

Operating expenses:
Salaries, wages, and related expenses	59,131	56,141		117,384	109,015
Fuel expense	32,511	41,915		64,405	85,091
Operations and maintenance	12,140	11,533		22,937	23,564
Revenue equipment rentals and
purchased transportation	25,957	27,612		49,166	52,946
Operating taxes and licenses	2,622	2,562		5,283	5,308
Insurance and claims	4,276	7,578		15,045	13,684
Communications and utilities	1,493	1,427		3,020	2,864
General supplies and expenses	4,252	4,529		7,933	8,338
Depreciation and amortization, including gains and
losses on disposition of property and equipment	14,295	11,301		28,677	24,391
Total operating expenses	156,677	164,598		313,850	325,201
Operating income	18,774	9,056		28,816	9,410
Other (income) expenses:
Interest expense	1,717	2,722		3,920	5,473
Interest income	-	(4)		-	(8)
Other	-	-		-	-
Other expenses, net	1,717	2,718		3,920	5,465
Equity in income of affiliate	1,335	850		2,720	1,650
Income before income taxes	18,392	7,188		27,616	5,595
Income tax expense (benefit)	7,391	3,408		6,388	3,189
Net income (loss)	$11,001	$3,780		$21,228	$2,406

Basic earnings (loss) per share	$0.60	$0.25		$1.17	$0.16
Diluted earnings (loss) per share	$0.60	$0.25		$1.16	$0.16
Basic weighted average shares outstanding (000s)	18,261	14,930		18,204	14,922
Diluted weighted average shares outstanding (000s)	18,413	15,179		18,361	15,176

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$139,495	$124,272	12.2%	$272,862	$239,815	13.8%
Covenant Transport Solutions non-asset based revenues	12,651	13,316	-5.0%	22,618	24,018	-5.8%
Freight revenue	$152,146	$137,588	10.6%	$295,480	$263,833	12.0%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.788	$1.702	5.0%	$1.775	$1.683	5.4%
Average freight revenue per total mile	$1.611	$1.536	4.8%	$1.599	$1.518	5.3%
Average freight revenue per tractor per week	$3,886	$3,664	6.1%	$3,815	$3,499	9.0%
Average miles per tractor per period	31,368	31,002	1.2%	61,704	59,615	3.5%
Weighted avg. tractors for period	2,695	2,566	5.0%	2,701	2,609	3.5%
Tractors at end of period	2,698	2,564	5.2%	2,698	2,564	5.2%
Trailers at end of period	6,667	6,918	-3.6%	6,667	6,918	-3.6%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2015	12/31/2014
Total assets	$545,298	$554,017
Total stockholders' equity	$196,007	$169,204
Total balance sheet debt, net of cash	$139,860	$181,003
Net Debt to Capitalization Ratio	41.6%	51.7%
Tangible book value per basic share	$10.72	$9.34

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